Exhibit 99.2

Partnership Contact:
Brian Meilton
(614) 643-0314
ir@OxfordResources.com

Oxford Resource Partners, LP to Participate in Panel

Discussion at the RBC Capital Markets’ MLP Conference

COLUMBUS, Ohio, November 14, 2011 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) announced today that President and Chief Executive Officer Charles C. Ungurean will participate in a panel discussion at the RBC Capital Markets’ MLP Conference at The Four Seasons Dallas at Las Colinas, Texas on Thursday, November 17, 2011. The panel discussion will include a prepared presentation by Mr. Ungurean.

Oxford will provide a live webcast of the panel discussion at 3:30 p.m. Eastern Time which will be accessible in the investor relations section of the Partnership’s website at www.OxfordResources.com. An archive of the webcast will be available for 30 days. A copy of the related prepared presentation will be posted to the investor relations section of the Partnership’s website and also furnished to the SEC on Form 8-K.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. The Partnership markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For the nine months ended September 30, 2011, the Partnership sold 6.4 million tons and it currently operates 22 active mines that are managed as eight mining complexes. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about Oxford is routinely posted on and accessible at www.OxfordResources.com.